Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Castle Brands, Inc. on Form S-8 to be filed on or about March 23, 2017 of our reports dated June 14, 2016, on our audits of the consolidated financial statements as of March 31, 2016 and 2015 and for each of the years in the three-year period ended March 31, 2016, and the effectiveness of Castle Brands Inc.’s internal control over financial reporting as of March 31, 2016, which reports were included in the Annual Report on Form 10-K filed June 14, 2016.

/s/ EISNERAMPER LLP

New York, NY

March 23, 2017